PORTIONS OF THE EXHIBIT HAVE BEEN OMITTED AND CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE DOCUMENT CONTAINS BRACKETS WHERE THE INFORMATION IS OMITTED

.

The Amended and Restated Agreement is dated May 10, 2023.

Parties

a.
GALAXY GAMING, INC, a Nevada corporation with company no. C19626-2002 located at 6480 Cameron Street, Ste 305, Las Vegas, NV 89118, USA (“Galaxy Gaming”); and
b.
EVOLUTION MALTA LIMITED, a company incorporated in Malta with registration number C 48666 and registered office at Level 1, Spinola Park, Mikiel Ang. Borg Street, St. Julians SPK1000, Malta (“Licensee”).

Galaxy Gaming and Licensee are hereinafter individually referred to as a “Party” and jointly referred to as the “Parties”.

BACKGROUND

a)
Galaxy Gaming, as successor in interest by merger with Progressive Games Partners, LLC, (“PGP”) and Licensee are parties to an agreement dated June 2, 2015 hereinafter referred to as the “2015 Agreement”.
b)
The Parties wish to extend the term of the 2015 Agreement to cover the period commencing on April 1, 2023 through to March 31, 2033 and to make certain other changes to the 2015 Agreement with effect from April 1, 2023 (Variation Date).
c)
Upon execution of the Amended and Restated Agreement, the Parties also wish to acknowledge and agree to the termination of the agreement by and between PGP and Licensee dated May 6, 2013 (the “2013 Agreement”).

Agreed terms

1.
Terms defined in the Agreement

In the Amended and Restated Agreement attached hereto as Exhibit “A” and incorporated herein by this reference (the ”Agreement”), expressions defined in the Agreement and used in this agreement have the meaning set out in the Agreement.

2.
Consideration

In consideration of the mutual promises set out in the Agreement, the parties agree to extend the term of and to amend the Agreement as set out in the attached Agreement.

3. Extension of Term

The Parties agree to extend the term of the Agreement to cover the period commencing on April 1, 2023 through to March 31, 2033.

3.
Variation
3.1.
With effect from the Variation Date, the Parties agree to Amend and Restate the Agreement as shown in the copy of the Agreement attached as Exhibit A hereto.

Signed by [ ] for and on behalf of Evolution Malta Limited	……………….. Director
Signed by ___________________ for and on behalf of Galaxy Gaming, INC	……………….. President and CEO

Exhibit A

Dated May 10, 2023

GALAXY GAMING, INC

and

EVOLUTION MALTA LIMITED

Amended and Restated Online Games License

THIS Amended and Restated Online Games License is made on April 1, 2023 (the “Effective Date”).

BETWEEN:

(1)
GALAXY GAMING, INC, a Nevada corporation with company no. C19626-2002 located at 6480 Cameron Street, Ste 305, Las Vegas, NV 89118, USA (Galaxy Gaming/Licensor); and
(2)
EVOLUTION MALTA LIMITED, a company registered in Malta with company number C 48666 and registered office at Level 1, Spinola Park, Mikiel Ang. Borg Street, St. Julians SPK 1000, Malta (Evolution/Licensee).

BACKGROUND:

(A) Galaxy Gaming represents that it has been granted or owns the internet gaming rights in a suite of trade marked casino table card games set out in Schedule 1.

(B) The Licensee is a provider of Online Gaming Solutions to online casino operators licensed to conduct online gambling operations.

c)
The Licensee and the Licensee Group wishes to be granted and Galaxy Gaming wishes to grant the Licensee and the Licensee Group a license to provide Online Gaming Solutions related to the Licensed Games for use in connection with the Game Software, to Operators in the Format in accordance with the terms and conditions of this Agreement.

IT IS AGREED as follows.

a.
Definitions
i.
In this Agreement the following expressions shall have the following meanings:

4 Contract Year Period	means a rolling consecutive period of four (4) Contract Years during the Term measured by the then current Contract Year and the three (3) consecutive previous Contract Years.
Adjusted [ ]	has the meaning givento that term in Clause 2.7.
Agreement

means this Amended and Restated Online Games License agreement together with its Schedules, and any and all amendments, appendices and other documents thereto, which may be agreed upon from time to time in writing executed by both parties’ corporate officers.

Business Day	means a day other than a Saturday or Sunday or public holiday in Malta(as to Licensee) and in the USA (as to Licensor).
Control

means the ownership directly or indirectly, of more than fifty (50) per cent of the economic or voting rights in a legal entity and Controls, Controlled by and other derivatives shall be construed accordingly.

Confidential Information

means all commercial, financial, marketing, technical or other information of a secret or confidential nature (including the terms, pricing and structure set out in this Agreement for use of the Licensed Games and/or the TradeMarks, the information related to the Licensee's Operators and Sub Licensees) relating to a party and disclosed (regardless of whether the said material or information is disclosed in writing, verbally or by any other means) by such party to the other party whether before, on, or after the Effective Date.

Contract Year	means a one (1) year period beginning on April 1 and ending on March 31 during the Term.
Data Protection Act

means all laws, regulations, legislative and regulatory requirements and codes of practice applicable to the processing of Personally Identifiable Information including, without limitation, federal, provincial, state or local laws and regulations pertaining to data protection, privacy and security of Personally Identifiable Information in the USA and in any state thereof (“US Data Protection Law”), the UK Data Protection Act 2018 and any regulations or instruments thereunder, the UK's Privacy and Electronic Communication (EC Directive) Regulations 2003, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data ("GDPR") and any applicable implementing legislation and together with any guidance and code of practice issued by the regulatory authority/data protection commissioner anywhere in the Territory or in Europe, all as amended, replaced or superseded from time to time.

Disclosing Party	means the party disclosing Confidential Information to the Receiving Party, including to any Group entity of the Receiving Party.
Effective Date	means the April 1, 2023.
End User	means an online player of any Sub-licensee.
[ ]	has the meaninggiven to that term in Clause 2.1.
[ ] Notification	has the meaning set out in Section 2.7.
Existing Game(s)	means table games owned by Galaxy Gaming and/or Existing Third Party Game(s) as of the Effective Date, that are available for Licensee from Galaxy Gaming.
Existing Third Party Game(s)	means games licensed to Galaxy Gaming by third parties as of the Effective Date, available for license to Licensee.
Format

means the format in which the Licensee is permitted to make the Licensed Games available to Operators, whichin respect of thisAgreement shall be Online Gaming Solutions. For clarity, the Format and Online Gaming Solutions do not include live streamed video feeds from a land-based casino. Where the Licensee requires such additional rights the parties will use good faith and reasonable commercial efforts to agree upon terms in relation to the additional rights and whether such rights will be granted.

Galaxy Gaming Group

means any legal entity that (a) owns or controls Galaxy Gaming, or (b) is under the same ownership or control as Galaxy Gaming, or (c) is controlled by Galaxy Gaming, for so long as such ownership or control lasts. Ownership or control shall exist through direct or indirect ownership of fifty percent (50%) or more of the shares entitling the holders to vote for the election of the members of the board of directors or persons performing similar functions andGroup and other derivatives shall be construed accordingly.

Galaxy Gaming Materials	means the Game Manual(s), the Rules of Play and any and all other documentationand materials provided to the Licensee by or on behalf of Galaxy Gaming in connection with this Agreement.
Game Manual(s)

means the documentation provided to the Licensee by or on behalf of Galaxy Gaming to allow or assist the Licensee to develop software for the Licensed Games and provide the related remote live dealer services in accordance with the Rules of Play and standards of use required by Galaxy Gaming from time to time, including (in respect of each Game) the Rules of Play, a list of authorised forms of the applicable Trade Marks, approved artwork, a list of design criteria for use of the Trade Mark, and such other matters as Galaxy Gaming shall from time to time acting reasonably determine to be necessary to protect the quality of the gaming experience for End Users, the current copy(ies) of which is set out in Schedule 3.

Game Play Data	means, in respect of each Licensed Game, all of the data as described on the attached Schedule 2, Section G and any other information or data from time to time agreed between the parties.
Game Software	means any and all software developed or licensed by or on behalf of Licensee and/or any Licensee Group for implementing the operation of each of the Licensed Games in the Format.
Improvements	mean any developments, improvements, concepts, designs, enhancements, modifications, and/or ideas relating to any Licensed Games.
Initial Term	means the Contract Years 2023, 2024, 2025 and 2026.
Intellectual Property Rights

means any and all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyright, moral rights and mask work rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights;(d) patent and industrial property rights; (e) rights in the nature of passing off, get-up, registered designs and unregistered designs and design rights, moral rights, database rights, rights in inventions, patents and know-how and trade secrets; (f) other proprietary rights of a similar or corresponding character in the Intellectual Property of every kind and nature which may exist now or in the future subsist in any part of the world (whether registered or not or the subject of an application for registration; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in (a) through (h)above.
License	has the meaninggiven to that term in Clause 2.1.
Licensed Games	means the games and Side Bets specified in Section A of Schedule 2 and any Existing Games and/or New Games added by a duly executed amendment to the Agreement.
Licensee Group

means any legal entity that (a) owns or controls Evolution, or (b) is under the same ownership or control as Evolution, or (c) is controlled by Evolution, for so long as such ownership or control lasts. Ownership or control shall exist through direct or indirect ownership of fifty percent (50%) or more of the shares entitling the holders to vote for the election of the members of the board of directors or persons performing similar functionsand Group and other derivatives shall be construed accordingly.

License Fee	means the fee in respect of each Licensed Game as set out inSchedule 2.

[ ]	means a [ ] License Fee of [ ].
New Games	means a game that Galaxy Gaming does not have in its portfolio as of the Effective Date and adds thereafter.
Notice	has the meaninggiven to that term in Clause 17.1.
Online Gaming Solutions

means the provision by the Licensee and/or by the Licensee Group of a gaming platform into which the Licensee’s live dealer and non-live games (inclusive of random number generation (RNG)games) are integrated which allows End Users to play the said games solely via the internet on any electronic deviceor platform via the Game Software approved by Galaxy Gaming on web sites or applications over the internet and include only the following: (i) viewing a remote game dealer that is a living individual via a livestreamed video feed,(ii) interacting in real-time or close to real time in all material respects via the Game Software, (iii) interacting with Game Software (including RNG games) where an End User presses a button and an algorithm generates a series of images that appear on the slot machine reels that either add up to a win or do not add up to a win, and (iv) interacting remotely via the internet with other categories of games like video poker and table games that rely on RNG and do not require human interaction as live dealer games do.Where the Licensee requires additional rights the parties will use good faith and reasonable commercial efforts to agree upon terms in relation to the additional rights and whether such rights will be granted.

Operator	means a duly licensed operator of an on-line gambling site or platform and/or a white-label operator to whom the Licensee Sub-licenses the Licensed Games’ Software pursuant to the Agreement.
Receiving Party	means the party receiving Confidential Information from the Disclosing Party, including from any Group entity of the Disclosing Party.
Records	has the meaninggiven to that term in Clause 8.1.
Renewal Term	has the meaninggiven to thatterm in Clause4.
[ ]	means any game created by the [ ] which is [ ] and which the [ ] in a market with the intention of [ ].
Revocation Proceedings

means any proceedings, or part of any proceedings, where the validity or ownership of, or any administration proceedings, oppositions, or objections in respect of, any Intellectual Property Rights (which is the subjectof any registration or application for registration) owned by Galaxy Gaming or relating to the Licensed Games or licensed to the Licensee under this Agreement.

Rules of Play	means the rules of play for a Licensed Game as provided in written form by Galaxy Gaming to the Licensee from time to time.
Side Bets	mean those games set out in Section A of Schedule 2 and any other games as may be added to the License pursuant to the terms of the Agreement.
Sub-license	has the meaninggiven to that term in Clause2.3.
Sub-licensee	has the meaninggiven to thatterm in Clause2.3.
Term	has the meaning givento that termin Clause 4.
Territory	means the jurisdictions worldwide from time to time where on-line gambling is not explicitly prohibited by law applicable to the Licensee or the Sub-licensee.
Third Party Claim	has the meaninggiven to that term in Clause 13.1(a).

Third Party Exclusive	has the meaninggiven to that term inSchedule 2.
Third Party Infringement	has the meaninggiven to that term in Clause13.1(b).
Trade Marks	has the meaninggiven in Clause 7.1.
USA	means the United States of America.

1.2 References in this Agreement to Clauses and Schedules are to clauses and schedules to this Agreement unless the context requires otherwise.

c.
References in this Agreement to the singular includesthe plural and vice versa, and references to a gender includes the other gender unless the context otherwise requires.
d.
References in this Agreement to a statutory provision includes a reference to that statutory provision as from time to time amended, extended or re-enacted and any regulations made under it.
e.
The headings in this Agreement are for ease of reference only and shall not affect its interpretation.
f.
The expression person and words importing persons shall include individuals, bodies corporate, unincorporated bodies and associations, partnerships, governmental agencies and authorities or other legal entities.
g.
Any words following the word(s) including, include, or in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
h.
In the event, and to the extent only, of any conflict between the Clauses and the Schedules, the following order of precedence shall apply: (a) the Schedules; and (b)the Clauses.

2.
License
a.
In consideration of the timely and full payment of the License Fees subject to the terms and conditions of this Agreement, Galaxy Gaming grants to the Licensee and to the Licensee Group: (a) a non-exclusive license, subject to the terms herein, to make available to Operators the Side Bets and any Existing Games in the Format, via the Online Gaming Solutions in the Territory (the License); and (b) in addition to subparagraph (a) above, [ ], subject to the terms herein, and [ ] throughout the Term, to make available to Operators [ ] in the Format, via the Online Gaming Solutions in the Territory, [ ]. For the avoidance of any doubt, nothing in this Agreement shall be construed or, otherwise, interpreted so as to prevent the Licensee from obtaining similar rights and/or licenses as are contemplated by the present Agreement with respect to games and/or other licensed property supplied by third parties including, for greater clarity, games that are similar to the Licensed Games, provided however, that doing so does not violate the provisions of Section 3.7 below.
b.
The Licensee and the Licensee Group must not make available or, otherwise, permit any of the LicensedGames to be available:
i.
other than in the Format;
ii.
other than in the Territory;
iii.
other than implemented by tl1e Games Software approved by Galaxy Gaming in accordance with Clause 6; or
iv.
for play other than for gambling for money (other than for practice, training, where an educational version of a Licensed Game has been prepared and licensed by Galaxy Gaming as a tutorial specifically associated with gambling for money versions of the relevant Licensed Game, or with the prior written consent of Galaxy Gaming).
c.
The Licensee and/or the Licensee Group may sub-license the rights granted to it under Clause 2 (Sub-license) to any Operators to which the Licensee grants a right or license to use the Games Software (Sub-licensee). The Licensee must not grant a Sub-license to any Operator to whom Licensee has not granted a right to use or a license of the relevant Licensed Games Software.
d.
The Licensee shall procure that Sub-licensees shall not make any of the Licensed Games available for play by persons other than those persons who are End Users or for training and/or compliance purposes.
e.
Subject to the proviso below, the Licensee agrees to deploy all the Licensed Games throughout the Term. Provided that, upon notification in writing (email permitted) to Galaxy Gaming, [ ] during the Term.

f.
Galaxy Gaming will use reasonable commercial efforts to promptly inform the Licensee in writing of any changes to the Trade marks set out in Schedule 1 that will materially impair the License provided to Licensee in this Agreement.
g.
The Exclusive License may, unless otherwise agreed in writing, be converted to [ ] by notice in writing to be sent by Galaxy Gaming to the Licensee [ ] in the event that the [ ] set out below for each [ ]:

Licensed Game(s)	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

For clarity, the [ ] the conditions in the table above not be satisfied, shall be [ ], in the event that no [ ] is sent by [ ], the [ ] set out in the table above shall [ ]; and (ii) the measurement for whether the [ ] is satisfied or otherwise will be performed [ ] Licensed Game, and, if the [ ], then the [ ]. By way of illustrative example, with respect to [ ], the measurement referred to above with respect to [ ] will be carried out in [ ] by adding the effective [ ] the [ ] and so on and so forth.

3.
Licensee's obligations
a.
The Licensee and the Licensee Group (as applicable) shall ensure that each and every Licensed Game made availableby it (or any Sub licensee) complies with the Rules of Play and Game Manual for that Licensed Game.
b.
The Licensee shall obtain from all regulatory authorities (and other bodies) governing the Licensee all the reasonably necessary authorisations, permissions and/or licenses required for the use, supply exploitation and/or offering of play of each Licensed Game applicable to the Licensee.

3.3 The Licensee shall (to the extent permitted by the Data Protection Act and/or any other applicable law and regulation) provide to Galaxy Gaming on a monthly basis (and no later than the 25th day of each month) the Game Play Data, in support of the sums due to Galaxy Gaming under this Agreement. The Licensee shall (at Galaxy Gaming's written request) use reasonable commercial efforts to ensure that Game Play Data can be provided to Galaxy Gaming in an anonymized form that does not contravene the Data Protection Act (or any other applicable law).

d.
The Licensee shall (and shall procurethat each Sub-licensee shall): (a) not modify or change the Licensed Games (or any part thereof) without the prior written approval of Galaxy Gaming, and (b)only make the Licensed Games available by virtue of the Games Software approved by Galaxy Gaming in accordance with Clause 6.
e.
The Licensee shall ensure that each Sub-licensee complies with the terms of this Agreement applicable to such Sub-licensee.

3.6 Without prejudice to any other provisions of this Agreement, the Licensee shall not (and shall procure that each Sub-licensee shall not) advertise the Licensed Games(a) in jurisdictions where such advertising is illegal; and (b) in accordance with applicable regulations, industry standards, and/or codes of practice. The Licensee shall not advertise the Licensed Games as being free without the prior written consent of Galaxy Gaming.

3.7 Subject to the proviso below, the [ ]. If any agreement on new terms is reached, an amendment to the Agreement will be entered into by the parties. In the event that [ ], and subject to [ ], the [ ]. Without prejudice to the generality of the foregoing and without any [ ], the provisions of this clause shall not apply to [ ] but, instead, the commitments set out in Section [ ] of Schedule [ ] shall apply.

4.
Term

This Agreement shall commence on the Effective Date and shall (subject to earlier termination in accordance with the terms of this Agreement or at law or equity) continue for a period of ten (10) years from the Effective Date ending automatically on the 31 March 2033 (Term). The ten (10) year Term will thereafter automatically renew for 12 months (each a “Renewal Term”), unless either party gives the other party no less than six (6) months advance written notice of its intent to not renew.

5.
License Fees
a.
In respect of each Licensed Game, the Licensee shall pay to Galaxy Gaming the amount(s) set out in Schedule 2, in accordance with the payment terms set out in this Clause 5 and in Schedule 2.
b.
Subject to the proviso below, the License Fee payable by the Licensee in respect of all the Licensed Games in any one (1) Contract Year throughout the Initial Term shall never under any circumstances [ ]. Provided that the [ ] shall: (a) be [ ] and such restrictions are not as a result of (a) a change that occurred pursuant the operation of [ ] that was (i) [ ]; or (ii) caused directly by any action [ ] (b) any breach of a provision of this Agreement [ ], and such restrictions [ ] to the [ ] such restrictions [ ] of total [ ] or more. For clarity, there shall be [ ].

c.
In the event that in any Contract Year [ ] the License Fee [ ] is [ ] in accordance with Section F of Schedule 2.
d.
The Licensee shall pay Galaxy Gaming all amounts payable by the Licenseeunder this Agreement in Euro (€). All amounts payable under this Agreement are exclusive of any value added tax.
e.
Other than as provided in Sections C and D of Schedule 2 (Licensed Games and Fees), the Licensee shall make all payments due to Galaxy Gaming under this Agreement (a) without any deduction by way of set-off, counterclaim, discount, abatementor otherwise; and (b)without any deduction or withholding (other than as required by applicable law). Where a deduction or withholding is required by law, the Licensee shall pay to Galaxy Gaming such additional amount as will result in receipt by Galaxy Gaming of a net amount equal to what it would have been entitled to receive in the absence of the requirement to make such a deductionor withholding.
f.
The Licensee shall indemnify and hold Galaxy Gaming harmless from (a) any sales, use, excise, import or export, value added or similar tax not based on Galaxy Gaming's net income (together with the collection or withholding thereof) including penalties and interest (together with any costs associated with the collection or withholding thereof); (b) any government permit or license fees; and (c)all customs, duty, tariff and similar fees levied upon the delivery of, or otherwise in connection with, the Licensed Games and other deliverables (and any costs associated with the collection of any of the same).
g.
If the Licensee fails to pay Galaxy Gaming on time, Galaxy Gaming may charge the Licensee interest on the outstanding amount at a rate [ ] from time to time (which interestshall accrue on a daily basis until payment is madein full).
h.
For the sake of clarity, the Licensee shall be free to determine the charges, royalties or other sums that it charges to Sub-licensees in respect of the Licensed Games.
i.
In the event that Licensed Game(s) are divested to a third party during the Term, Galaxy Gaming shall ensure that the License to such divested Licensed Game(s) shall remain in effect throughout the remainder of the Term with identical License Fees and subject to comparable terms and conditions as those set out in this Agreement and Galaxy Gaming shall procure that the entity acquiring such divested Licensed Game(s) undertakes in writing to comply with the terms of this Agreement.
j.
Galaxy Gaming and/or the Galaxy Gaming Group shall without undue delay: (a)inform the Licensee in writing in the event that it becomes aware that any Intellectual Property Rights relative to any Licensed Game(s) become owned by or, otherwise, become vested in a third party whether before the Effective Date or during the Term; and (b) refund to the Licensee those License Fees paid by the Licensee relative to those periods during the Term when it transpires or, otherwise, emerges that the Intellectual Property Rights to those Licensed Game(s) did not, in fact, vest in Galaxy Gaming and/or in the Galaxy Gaming Group.

5.11 If after the [ ], the total [ ] in relation to the Licensed Games in [ ] may request that the License Fees be [ ] by no later than [ ].

6.
Game Software

The Licensee has already developed the Game Software for all Licensed Games listed in Section A of Schedule 2 which are either already approved or will be reviewed by Galaxy Gaming prior to the Effective Date. In relation to those Licensed Games listed in Section B of Schedule 2, the Licensee shall, once developed, submit such Game Software to Galaxy Gaming for Galaxy Gaming's approval so that Galaxy Gaming may review the Game Software to ensure that the presentation and design of the relevant Licensed Game in the Game Software accurately reflects the pay tables and Rules of Play applicable to the Licensed Game(s) listed in Section B, as set out in the Game Manual or otherwise (such approval not to be unreasonably withheld, delayed or conditioned by Galaxy Gaming and/or by the Galaxy Gaming Group).

7.
Trade Marks

7.1 Galaxy Gaming grants to the Licensee and/or to the Licensee Group a non-exclusive license to use the trade marks and logos relating to the applicable Licensed Games set out in Schedule 1 (Trade Marks) inthe Territory solely (a) in connection with the Licensed Games; (b) inLicensee's advertising and promotional materials for the Licensed Games; and (c) on Licensee's (or any Sub-licensees') website(s) in connection with the Licensed Games.

b.
All Intellectual Property Rights and other rights subsisting in the Trade Marks are owned by Galaxy Gaming (or by its licensors). The Licensee shall not (by virtue of its use of the Trade Marks or otherwise) obtain any proprietary or other rights in the Trade Marks, Licensed Games or any other Intellectual Property Right of Galaxy Gaming (otherthan to the extent of the License expressly granted in this Agreement). The Licensee shall not represent it has any proprietary right, title or interest in the Trade Marks. Likewise, excluding the Trademarks and Intellectual Property Rights in the Licensed Games owned by Galaxy Gaming, any remaining Intellectual Property Rights and other rights subsisting in the Game Software not otherwise owned by Galaxy Gaming are owned by the Licensee and/or by the Licensee Group. Except as provided in the foregoing, Galaxy Gaming shall not represent it has any proprietary right, title or interest in the Game Software.

c.
To the extent that the Licensee does obtain any rights, title, interest or Intellectual Property Rights in relation to any of the Licensed Games and/or Trade Marks, the Licensee shall at Galaxy Gaming's request and cost promptly assignsuch rights, title, interest and Intellectual Property Rights (including any goodwill) to Galaxy Gaming, and the Licensee shall enter into any formal written assignment required by Galaxy Gaming to fully effect such assignment.
d.
Without prejudice to Licensee's right to challenge the validity, enforceability or ownership of any of the Trade Marks, the Licensee acknowledges and the Licensee agrees not to do anything which impairs or which may reasonably be deemed to impair Galaxy Gaming's ownership of, or rights in, any of the Trade Marks.
e.
The Licensee shall (and shall procure that each Sub-licensee shall):
a)
subject to Galaxy Gaming providing the Licensee with timely written updates to changes and/or modifications to the information set out in Schedule 1, display a® symbol next to each reference to a Trade Mark where that Trade Mark is registered in the jurisdiction that the Licensee or the Sub-licensee (as applicable) operates or, where such Trade Mark is not registered, a TM symbol;
b)
ensure that each Trade Mark creates a separate and distinct impression from any other trade mark used or affixed by the Licensee to any advertising for the Licensed Games or on any sites upon which the Licensed Games can be accessed;
c)
without prejudice to Clause 7.5(a), identify Galaxy Gaming as owner of the Trade Marks or as having exclusive rightsto the Trade Marks for on-linegaming (as applicable) the first time the relevant Trade Mark is used on a website in connection with the Licensed Games;
d)
use the Trade Marks in accordance with all laws applicable to the Licensee and Galaxy Gaming's policies regarding advertising and trade mark usage provided to the Licensee in writing; and
e)
ensure that no other notices or artwork shall be used by the Licensee and/or by Sub-licensee(s) in connection with any Licensed Games without Galaxy Gaming's prior written consent, which approval shall not be unreasonably withheld, conditioned or delayed other than those authorised notices and artwork included in the Game Manual.
f.
The Licenseeshall require each Sub-licensee to observe the terms of this Clause7 in respect of any use of any Trade Mark.
g.
The Licenseeagrees that it shall neitheruse, register, nor attemptto register, anywherein the world any trade mark, service mark or domainname which comprisesor includes any Trade Mark or any name, logo or mark similarto any Trade Mark (a) for the duration of this Agreement; and (b) thereafter, for as long as Galaxy Gaming or any member of the Galaxy Gaming Group continues to use such Trade Mark.
8.
Records
a.
The Licensee shall maintain a complete and accurate set of books and records for the duration of[ ] for the purpose of (a) calculating any amounts due to Galaxy Gaming under this Agreement; and (b) where applicable, detailing the number and name of Sub-licensees, the number of Licensed Games sublicensed by the Licensee and/or the Licensee Group, the payments received from Sub-licensees (including payments by Sub-licensees on an ongoing basis relating to the progressive side bet and jackpots relating thereto) and the details of the Game Play Data provided in the monthly reports submitted by the Licensee to Galaxy Gaming in accordance with Clause 3.3 (Records).The Licensee shall use commercially reasonable endeavours to ensure that each Sub-licensee retains appropriate records, and makes those records available for audit, on substantially the same termsas provided in this Clause.

8.2 The Licensee shall, along with the provision of monthly Game Play Data on written request, provide to Galaxy Gaming the name and URL(s) of each Sub licensee that operates a Licensed Game under a Sub-license.

8.3.
During the Term of this Agreement [ ] appointed by Galaxy Gaming may, upon at least ten (10) calendar days' notice and during normal business hours, inspect the Records (and any other materials in the possession or control of Licensee relating to this Agreement) to ensure compliance by the Licensee and/or by the Licensee Group with their obligations under this Agreement. Any third-party auditor will be expected to execute a confidentiality agreement substantially similar to the confidentiality obligations set out in this Agreement prior to the commencement of the audit. Such audits shall not occur more frequently than once annually unless Galaxy Gaming shows reasonable cause that more frequent audits are required. Galaxy Gaming shall bear all costs of such an audit,unless the audit determines that Licensee has paid Galaxy Gaming less than [ ] of the amountsdue during the applicable audit period, in which case all audit costs shall be borne by the Licensee (where such expenses are reasonable and pre-agreed in writing by the Licensee or, whenever a precise figure of the costs cannot be provided, the

Licensor provides the Licensee with a bona fide estimate of such costs). Licensee shall pay any amounts owed pursuant to the audit within ten (10) business days.
9.
Intellectual Property Rights
a.
Nothing in this Agreement shall transfer or grant, or be deemed to transfer or grant, to the Licensee any proprietary rights in any Intellectual Property Rights owned by (or licensed to) Galaxy Gaming or any member of the Galaxy Gaming Group in respect of the Licensed Games, Trademarks, or, otherwise, except to the extent of the licenses expressly granted herein. Likewise, nothing in this Agreement shall transfer or grant, or be deemed to transfer or grant, to Galaxy Gaming any proprietary rights in any Intellectual Property Rights owned by (or licensed to) the Licensee or any member of the Licensee Group in respect of the Game Software or otherwise.

9.2 The Licensee acknowledges that (a) the Licensed Games, the Trade Marks, the Rules of Play, theGame Manual and the Galaxy Gaming Materials are owned by (or licensed to) Galaxy Gaming; and (b)Galaxy Gaming retains the exclusive rights to all Intellectual Property Rights in or related to the Licensed Games and the Trade Marks for on-line gaming; and (c) the Intellectual Property Rights owned by Galaxy Gaming shall not be breached by the Licensee. To the extent that Licenseedoes obtain any rights,title, interest or Intellectual PropertyRights in any of the forgoing then theLicensee shall at Galaxy Gaming’s written request and cost assign such rights, title, interest and Intellectual Property Rights (including any goodwill) to Galaxy Gaming and shall enter into any formal written assignment required by Galaxy Gaming to fully effect such assignment.

c.
The Licensee will at Galaxy Gaming’s written request and expense take commercially reasonable measures to protect Galaxy Gaming’s Intellectual Property Rights in the Licensed Games, Trade Marks, Rules of Play, Game Manual and Galaxy Gaming Materials. Except as expressly provided herein, the Licensee is not granted any rights to patents, copyrights, trade secrets, trade names, trade marks (whether registered or unregistered) or any other right, franchises or licenses with respect to the Licensed Games.
d.
If Galaxy Games creates any Improvements, all such Improvements (and all Intellectual Property Rights subsisting therein) shall vest exclusively in Galaxy Gaming and to the extent that the Licensee, any member of Licensee Group, and/or any Sub-licensee does obtain any rights, title, interest or Intellectual Property Rights in any such Improvements, the Licensee shall at Galaxy Gaming’s request and cost assign, and procure the assignment of, such rights, title, interest and Intellectual Property Rights to Galaxy Gaming and shall enter into, and procure the entering into, any formal written assignment required by Galaxy Gaming to fully effect such assignment.
e.
If the Licensee, any member of Licensee Group, and/or any Sub-licensee create any Improvements:
i.
all such Improvements (and all Intellectual Property Rights subsisting therein) which are not severable from the Licensed Game shall vest exclusively in Galaxy Gaming and to the extent that the Licensee, and member of Licensee Group, and/or any Sub-licensee does obtain any rights, title, interest or Intellectual Property Rights in such Improvements then Licensee shall, and shall procure that such member of Licensee Group and/or Sub-licensee shall, at Galaxy Gaming’s written request and cost assign such rights, title, interest and Intellectual Property Rights to Galaxy Gaming and shall enter into any formal written assignment required by Galaxy Gaming to fully effect such assignment. The Licensor shall grant to the Licensee a royalty free, perpetual, worldwide. Irrevocable, exclusive license (with a right to sub-license) to use, supply and otherwise exploit such Improvements; and
ii.
all such Improvements (and all Intellectual Property Rights subsisting therein) which are severable from the Licensed Game shall be owned exclusively by the Licensee, that member of Licensee Group, or Sub-licensee (as applicable) and the Licensee hereby grants, and shall procure the grant of, to Galaxy Gaming a royalty free, perpetual, worldwide, irrevocable, non-exclusive license(with a right to sub-license) to use,supply, develop, modify and otherwise exploit such Improvements.
f.
The Licensee shall without undue delay deliver to Galaxy Gaming, at Galaxy Gaming’s written request and cost, all Improvements made by the Licensee, any member of Licensee Group, and/or any Sub-licensee (to the extent such Improvements are known to the Licensee), and all documentation or embodying any of the foregoing.
10.
Warranties
a.
Each party warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on such party’s behalf has been duly authorized and empowered to enter into this Agreement.
b.
To the extent permitted by the law of any country or jurisdiction, Galaxy Gaming expressly excludes all warranties relating to the Licensed Games which are not expressly contained in this Agreement, including any warranty of non-infringement of third party Intellectual Property Rights, fitness for a particular purpose and/or merchantability

10.3The Licensee hereby represents and warrants to Galaxy Gaming that neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with,ineffective under, requiresregistration or approvalor tax withholding under, or affectsGalaxy Gaming’s Intellectual Property Rights (or the duration thereof) under, or will require any compulsory licensing under, any law or regulation of any organization, country, Galaxy Gaming Group or countries or political or governmental entity to which Licensee is subject.

11 Indemnities

11.1.
Subject to the limitations set out in Clause 11.2, Clause 12 and any other provisions of this Agreement, Galaxy Gaming shall indemnify the Licensee and the Licensee Group with respect to all claims, suits, or proceedings, with respect to any claim that the use of the Licensed Games, as designed and licensed to Licensee pursuant to this Agreement, in accordance with the terms of this Agreement, infringe upon any patent, trademark or copyright provided, however, that the Licensee: (i) promptly notifies Galaxy Gaming in writing of such claim, suit or proceeding; (ii) gives Galaxy Gaming the exclusive right to control and direct the investigation, preparation, defence and settlement of any claim, suit or proceeding at Galaxy Gaming’s sole cost; (iii)gives reasonable assistance and co-operation, at the reasonable cost ofGalaxy Gaming, to Galaxy Gaming for the defenceof the same (including lending its name to any court proceedings); and (iv)uses its reasonable commercial efforts to mitigate any losses which it may suffer or, otherwise, incur. Galaxy Gaming shall pay any resulting damages,costs and expenses finally awarded to a third party but Galaxy Gaming is not liable for such amounts, or for settlements incurred or agreed to by the Licensee without Galaxy Gaming’s prior written consent.If such claim, suit or proceeding has occurred, or inGalaxy Gaming’s reasonable opinion, is likely to occur, Galaxy Gaming may, at its sole election and expense, either obtain for the Licensee the right to continue distributing such allegedly infringing Licensed Games, replace or modify the Licensed Games so they arenot infringing, or remove such Licensed Games from this Agreement.
11.2.
The provisions of the indemnity contained in Clause 11.1 shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of any Licensed Game Software in the following instances: (a) the use of the Licensed Games in any manner for which the Licensed Games are not designed, or (b) for uses other than the Online Gaming Solutions, or (c) for use of any Licensed Games which have been modified by the Licensee or by any third party without Galaxy Gaming's prior written consent, or (d) for use of the Licensed Games in connection with or in combination with any equipment, devices or software which have not been approved in advance by Galaxy Gaming, or (e)for use by End Users who reside in a jurisdiction where on-line gambling is illegal or if those End Users are underage or otherwise violate the terms of use posted by the Licensee or by any Sub-licensee. Notwithstanding any other provisions hereof, the indemnity contained in Clause 11.1 shall not apply with respect to any infringement based on the activities of Licensee occurring subsequent to its receipt of notice of any claimed infringementunless Galaxy Gaming shall have given the Licensee writtenpermission to continueto market and distribute the allegedlyinfringing Licensed Games.
11.3.
The Licensee shall indemnify and hold Galaxy Gaming harmless from any claims, suits, proceedings, losses, liabilities, damages, costs and expenses (including without limitation reasonable legal fees) made against or incurred by Galaxy Gaming:
a)
arising from any suit, claim or proceedings that any Game Software infringes the Intellectual Property Rights and/or other rights of any third party;
b)
arising from any dispute, suit, claim or proceedings alleging that any Licensed Game has been made available by Licensee or any Sub-licensee within a jurisdiction where on-line gambling 1s illegal or where the provision ofsuch Licensed Games has otherwise contravened any laws (other than to the extent the Licensed Games infringe third party Intellectual PropertyRights and Galaxy Gaming is liable for such infringement under the indemnity in Clause 11.1);
c)
arising from the advertising of any Licensed Game by Licensee or any Sub-licensee within a jurisdiction where, or in a manner that, such advertising is illegal;
d)
arising from all claims, warranties and/or representations made by Licensee or any Sub licensee or any employees or agents of Licensee or any Sub-licensee in respect of any Licensed Games; and/or
e)
from the operation of the Licensed Games (other than to the extent the Licensed Games infringe third party Intellectual Property Rights and Galaxy Gaming is liable for such infringement under the indemnity in Clause 11.1).
12.
Liability

12.1.
Nothing in this Agreement shall exclude or limit either party's liability for (a) death or personal injury arising from the negligence of that party; (b) fraud or fraudulent misrepresentation; or (c) any other liability that cannot be limited or excluded by law.
12.2.
Subject to Clause 12 1, no party shall not be liable to the other party under any statute or in contract, tort or otherwise for any:
a)
loss of profits except for the fees payable in accordance with Clause 5.1, business revenue, business opportunity, contracts, goodwill and/or anticipated savings (whether in each case direct or indirect); and/or
b)
indirect or consequential loss or damage or punitive damages,

which arises out of or in relation to this Agreement even ifthe relevant party has knowledge of the possibility of such loss or damage.

12 3 Subject to Clause [ ],the total aggregateliability of each party in respect of all claims under or in connectionwith this Agreement (whether such liabilityarises under any statute or in contract, tort or, otherwise, or under any warranty or indemnity containedherein) brought [ ] shall be limited to [ ] respect of the [ ] shall be deemed to [ ].

12.4 Subject to Clause 12 1, Clauses 11.1 and 11.2 state the sole and exclusive remedy of Licensee and the entire liability and obligation of Galaxy Gaming with respect to infringement or claims of infringement of any Intellectual Property Right in connection with this Agreement and/or the subject matter herein.

13.
Infringements and Revocation
13.1.
Each party shall notifythe other party promptly in writing if and when it becomesaware that:
a)
any proceedings are threatened or have been commenced by, or any claim or allegation is made by,a third pa1iy against either Galaxy Gaming, Licensee or any Sub-licensee that the exercise of the rights granted to theLicensee under this Agreement, infringes the rights (including the Intellectual Property Rights) of any third party (in each case, a Third Party Claim);or
b)
any third party is infringing or making unauthorised use of, or threatening to infringe or make unauthorised use of, or is suspected of infringing or making unauthorised use of any Licensed Games, Trade Marks or any rights (including any Intellectual Property Rights) licensed to the Licensee under to this Agreement (in each case, a Third Party Infringement).
13.2.
Unless otherwise agreed in writing by Galaxy Gaming, Galaxy Gaming shall have the exclusive right to bring and defend (in its sole discretion) any proceedings or claims (including bringing or defending any threats action) in respect of any Third Party Claim or Third Party Infringement, and each party hereby acknowledges and agrees:
a)
it shall not bring or defend any proceedings or claims, or make any statement or compromise, in respect of any Third Party Claim or Third Party Infringement, without the prior written consent of Galaxy Gaming;
b)
to provide Galaxy Gaming with commercially reasonable assistance (including lending its name to, and/or commencing and defending proceedings and claims) and information requested by Galaxy Gaming relating to such Third party Claim or Third Party Infringement, at the expense of Galaxy Gaming (where such expenses are reasonable and pre-agreed in writing by Galaxy Gaming or, whenever a precise figure of the costs cannot be provided, the Licensee provides the Licensor with a bona fide estimate of such costs) in order to bring or defend any proceedings or claims in respect of any Third Party Claim or Third Party Infringement; and
c)
all damages, monies on account, rights, awards, and remedies granted or awarded in respect of any Third Party Claim or Third Party Infringement will accrueexclusively to the benefit of Galaxy Gaming and any of the foregoing which may be received by Licensee shall be held by Licensee on trust for Galaxy Gaming.
13.3.
Galaxy Gaming shall have the exclusive right, but not the obligation, to defend any Revocation Proceedings. The Licensee shall provide Galaxy Gaming with commercially reasonable assistance requested by Galaxy Gaming, at Galaxy Gaming's expense (where such expenses are reasonable and preagreed in writing by Galaxy Gaming or, whenever a precise figure of the costs cannot be provided, the Licensee provides the Licensor with a bona fide estimate of such costs), in defending such Revocation Proceedings (including defending such Revocation Proceedings in its own name but under the direction of Galaxy Gaming).
13.4.
If the Licensee is given notice that any third party patent registration or application is, or may be invalid, as a result of any Trade Mark or rights licensed to Licensee in this Agreement, or any Intellectual Property Rights owned by, or licensed to, Galaxy Gaming then Licensee shall immediately notify the foregoing to Galaxy Gaming. Clause 13.2 shall apply, mutatis mutandis, to the bringing of any revocation proceedings in respect of such third party registration or application of Intellectual Property Rights.
14.
Termination

14.1 Galaxy Gaming may terminate this Agreement with immediate effect upon giving written noticeto Licensee if Licensee:

a)
fails to pay toGalaxy Gaming any amounts due to Galaxy Gaming under this Agreement within a periodof [ ] of the specified date for payment;
b)
challenges the validity, enforceability or ownership of any of the Trade Marks, any Intellectual Property Rights subsisting in, or relating to, any of the Licensed Games, or any Intellectual Property Rights owned by Galaxy Gaming;
c)
commits a material breach or persistent breaches of this Agreement and (in the case of a breach or breaches which is or are remediable) fails to remedy the same within [ ] of receiving a written notice from Galaxy Gaming specifying the nature of the breach and requiring the same to be remedied;
d)
purports to assign, transfer or, otherwise, deal with its rights and obligations under this Agreement in breach of Clause 18.3 and/or 18.4; or
e)
becomes or is deemed to be insolventor is unable to pay its debts (within the meaning of the Insolvency Act 1986) or (except for the purposes of a genuine amalgamation or reconstruction) a petition is presented or meeting convened or resolution passed for the purpose of winding up the Licensee or the Licensee enters into liquidation whether compulsorily or voluntarily or compounds with its creditors generally or has a receiver, liquidator, administrator or administrative receiver appointed over all or any part of its assets, or any event equivalent to any of the foregoing occurs 1n respect of the Licensee in any jurisdiction.

b.
The Licensee may terminate this Agreement with immediate effect upon giving written notice to Galaxy Gaming:

i.
if Galaxy Gaming fails to pay to the Licensee any amounts due to the Licensee under this Agreement within a period of [ ] of the specified date for payment;
ii.
if Galaxy Gaming commits a material breachor persistent breaches of this Agreement and (in the case of a breach or breaches which is or are remediable) fails to remedythe same within [ ] days of receiving a written notice from the Licensee specifying the nature of the breach and requiring the same to be remedied; or
iii.
if Galaxy Gaming purports to assign, transfer or, otherwise, deal with its rights and obligations under this Agreement in breach of Clause 18.3 and/or 18.4; or
iv.
if Galaxy Gaming becomes or is deemed to be insolvent or is unable to pay its debts (witl1in the meaning of the Insolvency Act 1986) or (except for the purposes of a genuine amalgamation or reconstruction) a petition is presented or meeting convened or resolution passed for the purpose of winding up the Licensor or the Licensor enters into liquidation whether compulsorily or voluntarily or compounds with its creditors generally or has a receiver, liquidator, administrator or administrative receiver appointed over all or any part of its assets, or any event equivalent to any of the foregoing occurs in respect of the Licensor in any jurisdiction.
15.
Effect of Termination
15.1.
On the expiry or earlier termination of this Agreement for any reason as the case may be (without prejudice to the rights or remedies of either party which may have accrued up to the date of such expiry or termination):
a)
the licenses granted to the Licensee and/or to the Licensee Group under this Agreement shall immediately cease and the Licensee and/or the Licensee Group (as the case may be) shall immediately cease and shall procure that all the Sub-licensees shall immediately cease, to market, advertise, use, exploit or make available to any End Users or any other person any and all of the Licensed Games, to use all Trade Marks, and to use any representations suggesting that it is an authorised licensee or sub-licensee of the Licensed Games;
b)
Licensee and/or the Licensee Group shall terminate with immediate effect all Sub-licenses and shall immediately remove or disable all Licensed Games installed for Sub-licensees and immediately discontinue all support of the Licensed Games;
c)
each party shall, immediately deliver and/or procure the immediate delivery to the other party of all copies of the Confidential Information in its possession or control, or in the possession or control of its Sub-licensees;
d)
the payment date of all monies due to a party shall automatically be accelerated so that they shall become due and payable within ten (10) days of the effective date of termination or expiry, even if longer terms had beenprovided or agreedpreviously. All credits previously issued to Licensee shall be cancelled as of the date of termination or expiry; and

e)
Clauses 1, 5, 7.2, 7.3, 7.4, 7.6, 7.7, 8.1, 8.2, 9.1, 9.2, 9.4, 9.5, 9.6, 11.3, 12, 15, 16, 17 and 18 shall survivetermination of this Agreement, as will any other Clause which by its nature is intended to survive termination.
15.2.
Each party understands that the rights of termination or expiration hereunder are absolute. Neither party shall incur any liab1l1ty whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incidental to any termination of this Agreement by such party or any expiration hereof which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses. In particular, without in any way limiting the foregoing, neither party shall be entitled to any damages on account of prospective profits or anticipated sales arising from the termination or expiry of this Agreement in compliance with the terms set out herein.
16.
Confidential information

16.1.
During the Term of this Agreement and for [ ], unless applicable law requires otherwise, a Receiving Party shall keep in confidence all Confidential Information received from the Disclosing Party.
16.2.
During the Term, the Receiving Party shall have the right to:
a)
use the Confidential Information only for the purposes of this Agreement;
b)
copy the Confidential Information only to the extent necessary for the purposes of this Agreement; and
c)
disclose the Confidential Information only to those of its employees or advisors who need to know the said material and information and for the purposes of this Agreement.
16.3.
During the Term, the Receiving Party may pass Confidential Information within its Group, and to its permitted subcontractors, but only to the extent that such Group entities or subcontractor(s) have a need to know for the purposes of this Agreement and the Receiving Party hereby warrants that these Group entities or subcontractor(s) will abide by the terms of this Clause 16. For the purposes of this Agreement, each party also agrees, both as the Disclosing Party and as the Receiving Party hereunder, that disclosure by or to a Group entity of a party shall be deemed to be a disclosure by or to such party, as applicable.
16.4.
The confidentiality obligation under this Clause 16 shall, however, not be applied to any material or information, which:
d)
is generally available or otherwise public through no fault of the Receiving Party or its Group entities;
e)
the Receiving Party or its Group entities have received from a third party without any obligation of confidentiality;
f)
was in the possession of the Receiving Party or its Group entity prior to receipt of the same from the Disclosing Party without any obligation of confidentiality related thereto;
g)
the Receiving Party or its Group entity has developed independently without using material or information received from the Disclosing Party; or
h)
the Receiving Party or its Group entity have an obligation to disclose pursuant to a law, decree, or other order issued by a regulatory authority or by a court of competent jurisdiction.
16.5.
The Receiving Party shall cease using any Confidential Information received from the Disclosing Party promptly upon the earlier of: (a) termination or expiration of this Agreement; or (b) when the Receiving Party no longer needs the said material or information for the purposes of this Agreement and, unless the Parties separately agree on the destruction of the said material, return the said material (including all copies thereof) in its possession to the Disclosing Party. The Receiving Party shall, however, be entitled to retain copies as required by applicable law.
16.6.
In the event that the Receiving Party becomes legally compelled to disclose Confidential Information of the Disclosing Party due to any request from a regulatory authority or other governmental authority, in any judicial proceeding, or based on applicable law, the Receiving Party shall limit such disclosure as far as possible only to such information which is specifically requested and shall use all reasonable efforts to give the Disclosing Party at least ten (10) days prior written notice (or such shorter period if a response or answer is due within fewer than ten (10) days) of its intention to comply so that Disclosing Party may seek a protective order or other appropriate remedy to obtain confidential treatment of such Confidential Information. Notwithstanding the above each party may disclose information to the regulatory authority in accordance with applicable law any and all Confidential Information requested by a regulatory authority.
17.
Notices

17.1.
Any notice, consent, or other communication ("Notice") under this Agreement shall be in writing, in English, and sent by courier delivery or by email with a proof of receipt to the receiving party at the address stated below, or to such other address as may be designated by the party by notice addressed to the other party:

Galaxy Gaming [ ] Address:6480 Cameron Street, Suite 305, Las Vegs Nevada 89118 Email:[ ] With a copy to: [ ] Email: [ ]; and Legal Department Email: [ ]	Evolution [ ] Address:Sackville House, 40, Piccadilly London W1J 0DR W1J 0DR Email: [ ] With a copy to: [ ] Email: [ ]; and Legal Department Email: [ ]
17.2.
All Notices shall be deemed received(a) if given by hand, immediately, (b) ifsent by pre paid first class recorded delivery post. at 9am on the fifth (5th) Business Day after the date of posting, (c) if by email, upon receipt by the addressee or, if a read receipt is requested, the date of the read receipt message; or (d) if given by fax, when confirmation of its uninterrupted transmission has been recordedby the sender's fax machineprovided that, in such a case, if deemed receipt would, otherwise, occur before 9am on a BusinessDay, the Noticeor other communication shall be deemed to have been received at 9am on that BusinessDay, and if deemed receipt would, otherwise, occur after 5pm on a Business Day, or on any day that is not a Business Day, the Notice or other communication shall be deemed to have been received at 9am on the next Business Day.
18.
General
18.1.
This Agreement (together with the Schedules hereto) constitutes the entire agreement between the parties in respect of the subject matter of this Agreement and supersedes all previous negotiations, agreements and commitments withrespect thereto. In addition, the parties acknowledge and agree that upon execution of this Agreement the 2013 Agreement shall be deemed terminated and of no further force or effect.

18.2 Each party shall, at the other party's reasonable request, promptlyexecute all documents and do allsuch acts and things asmay be required by the requesting party to give fulleffect to this Agreement.

18.3 Subject to Clause 18.4, neither party shall assign, transfer, sub-license, or sub-contract or undergo a change of Control, or purport to assign, transfer, sub-license or sub-contract, this Agreement or any of its rights, benefits or obligations under this Agreement without the prior written consent of the other party (such consentnot to be unreasonably withheld, delayed or conditioned) except to the extent provided in Clause 2.3.

18.4Evolution and/or Galaxy Gaming may assign, transfer,sub-license, and/or sub-contract this Agreement or any of its rights, benefits or obligations under this Agreement upon thirty (30) days’ prior written notice to the other party to (a) a Licensee Group company or to a Galaxy Gaming Group company as the case may be; (b) a successor by consolidation or merger (whether or not the Licensee or the Licensor (as the case may be) is the surviving entity) or operation of law; (c) a purchaser of all or substantially all of Licensee’s or Licensor’s assets or the assets or business of the Licensee or Licensor (as the case may be) to which this Agreement relates; provided that the Licensee or Licensor shall require the assignee or transferee, as applicable, to acknowledge and agree in writing to assume and be bound by all of the applicable terms and conditions of this Agreement. Any assignment, delegation, or transfer of this Agreement in violation of this Section 11.1 shall be void and of no force and effect.

e.
No variation or modification of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties to this Agreement.
f.
No third party shall have any rights under or in connection with this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

18.7 Nothing containedherein shall be construed as creating any agency, partnership or other form of joint enterprise between the parties. The parties are independent contractors.

h.
Each provision of this Agreement shall be enforceable independently of each of the other provisions and the validityof any such provision shall not be affected if any other provision is invalid (whether in whole or in part). If any provisionis void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

i.
Any failure by either party to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.

18·10This Agreement may be executed in counterparts. each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

18.11 This Agreement and any disputes arising out of or in connection with this Agreement shall be construed and governed exclusively in accordance with the laws of the State of Nevada without regard to its principles and rules on conflict of laws or the United Nations Convention on Contracts for the International Sale of Goods (CISG). Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be exclusively and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators appointed in accordance with the said Rules. The third arbitrator, who shall act as president of the arbitral tribunal, shall be jointly nominated by the other two arbitrators within thirty (30) days of the appointment of the second arbitrator. If the president of the arbitral tribunal is not nominated within this time period, then the Court shall appoint such arbitrator. The place of arbitration shall be Wilmington, Delaware. The language to be used in the arbitral proceedings shall be English and award shall be rendered in the English language. Both parties consent to the jurisdiction of the arbitration set out in this Clause 18.11 and waive any objection (including but not limited to the venue and to the enforceability of the arbitral award). Either party, before or during any legal proceedings, may apply to a court having jurisdiction for a preliminary injunction where such relief is necessary to protect its interests pending completion of the legal proceedings. A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of the agreement to arbitrate under this Clause 18.11.

18.12Gaming Compliance. As businesses involved in the gaming industry, each Party recognizes that the other conducts business in a highly regulated industry and must operate under privileged licenses issued by gaming regulatory authorities both domestic and international. Each Party recognizes the other maintains respective compliance programs that have been established to protect and preserve their names, reputations, integrity, and goodwill and monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and the association of parties are contingent on the continued reasonable approval of each respective party’s compliance committee exercised in good faith consistent with its respective compliance program. Each party shall cooperate with the other party and its respective compliance officer as reasonably requested and provide the respective compliance officer with such information as it may reasonably request on appropriate notice. Further, performance of this Agreement is contingent upon each Party’s compliance with the applicable gaming laws, regulations, and policies in jurisdictions where business activity is conducted. If, during the term, (i) a Party is notified by any regulatory agency, other government agency or its compliance committee, that conducting business with the other Party may jeopardize any license or ability of the other Party to be licensed, or (ii) fails to comply with the applicable gaming laws, regulations, and policies in jurisdictions where business is conducted, or (iii) fails to cooperate with the other Party as requested, then the requesting Party shall have the right to immediately terminate this Agreement, provided it has first sent written notice to the noncompliant Party and the noncompliant Party failed to cure (if susceptible of cure) within thirty (30) days thereof.

IN WITNESS whereof this Agreement has been entered into the day and year first above written by or on behalf of the said parties by the following:

Galaxy Gaming, Inc Evolution Malta Limited

______________________ ______________________

Name: Name: [ ]

Title: Title: [ ]

Schedule 1: List of Intellectual Property Rights owned or licensed by Galaxy Gaming related to the Licensed Games as at the Effective Date

[ ] Numbers	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]

Schedule 2: Licensed Games and Fees

Section A: Licensed Games included in the Agreement as at the Effective Date

The Licensed Games included in the Agreement as at the Effective Date consist of:

Table 1: Games

Right holder	[ ]
Galaxy Gaming	[ ]
Galaxy Gaming	[ ]
Galaxy Gaming	[ ]

Table 2: Side Bets

Right holder	[ ]
Galaxy Gaming	[ ]
Galaxy Gaming	[ ]
Galaxy Gaming	[ ]
Galaxy Gaming	[ ]

Section B: Existing Games during the Term

After the Effective Date, Licensee may add Existing Game(s) to the Agreement as Licensed Game(s). To do so, the parties will update Schedule 1 with an amendment to the Agreement. Licensor will provide applicable Game Manuals for Existing Game(s) that become Licensed Game(s). Any Existing Game(s) added to the Agreement as a Licensed Game will be [ ] the year the game began collecting GGR by Licensee.

For clarity, the Game Software with respect to the additional Existing Game(s) added as Licensed Games still requires approval in accordance with Clause 6.

All Existing Game(s) added as Licensed Games will be licensed [ ] unless otherwise mutually agreed upon in an amendment.

Game(s) of the Licensor that are currently supplied to third parties under exclusivity arrangements (“Third Party Exclusive”) shall be excluded from the License for as long as the exclusivity arrangements subsist. [ ] game becomes available, [ ] to inform the [ ].

Section C: License Fees payable by the Licensee

Subject to the [ ] applicable [ ], the Licensee Fees set out in Table 1 below shall apply to all Licensed Games set out in Section A and Section B above with the sole exception of the [ ] (addressed in Section [ ]), and [ ] and [ ]:

Table 1: License Fees applicable to all Licensed Games excluding the [ ] for as long as the [ ]

CONTRACT YEAR	License Fee [ ] GGR/NGR)
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

Subject to the [ ] applicable during [ ], the License Fees set out in Table 2 below shall apply only to [ ] force:

Table 2: License Fees applicable only to [ ]:

[ ]	License Fee [ ] GGR/NGR)
[ ]	[ ]
[ ]	[ ]

In the event that the [ ] pursuant to [ ] of the Agreement, the License Fees applicable to [ ] shall be those set out in Table 1 (Section C).

Table 3: License Fees applicable only to [ ]

Contract Year	License Fee [ ]
[ ]	[ ]
[ ]	[ ]

Whenever applicable law prevents Sub-licensee(s) from paying a license fee or royalty on a revenue share model, (a)the Licensee shall without undue delay inform Galaxy Gaming in writing; (b)whereupon, the parties shall enter into good faith discussions and negotiations to agree on a different pricing model applicable to such Sub-licensee(s) that reflects as much as possible the parties’ intention as expressed in this Agreement.

Section D: [ ] undertaking by [ ]; deployment of [ ]

The Licensee will use commercially reasonable endeavours to [ ] during the Term.[ ]. All [ ] will be [ ] on a [ ] unless otherwise mutually agreed upon in an amendment.

Any [ ] added to the Agreement will be the subject of an amendment to the Agreement executed by both parties setting forth the related terms. Once added, the New Game will be considered a Licensed Game under the Agreement. For clarity, the Game Software with respect to the New Games still requires approval in accordance with Clause 6.

Galaxy Gaming will use [ ] the Licensee in writing whenever [ ].

1. The [ ] shall: (a) [ ] months from the Effective Date; and (b) [ ] in all of those States in the USA referred to in (a) above where [ ].

2. With respect to those new states in the USA opening/regulating after the Effective Date, whenever [ ] launches[ ].

3. In addition, [ ]of the Effective Date, replace any and all existing [ ].

Section E: Definitions applicable to the License Fees

[ ] means the aggregate of [ ] winnings in respect of [ ].

[ ] means the total [ ]deducted [ ].

Section F: License Fee Payment Terms

The Licensee shall pay to Galaxy Gaming the License Fees as set out in the Agreement on a [ ] basis within [ ] following the end of the [ ] to which the relevant sums relate.

Section G: [ ] Game Data Reports

For each Licensed Game, the following Game Play Data shall be provided by the Licensee after the end of each month during the Term:

[ ]

[ ]

Section H: governance

The Parties shall appoint person(s) responsible for the performance of this Agreement and all matters arising hereunder. The Parties will have review meetings at such times as shall be agreed between the Parties from time to time but not less than once annually, which will then be the forum for discussing matters such as commercial performance and the like. Notwithstanding the foregoing, no discussion, course of dealing or course of performance, shall be considered an amendment to this Agreement. This Agreement may only be amended in writing signed by authorized corporate officers of both parties.

Schedule 3: Game Manual(s)

Already provided to the Licensee in respect of the Licensed Games set out in Tables 1 and 2 of Section A of Schedule 2.

Provided by Galaxy Gaming to Licensee on May 10, 2023 by separate Zip file.

4863-8895-3444, v. 1